Exhibit 10.14

Certain information has been excluded from this agreement (indicated by “[***]”) because Lendbuzz Inc. has determined such information (i) is not material and (ii) is of the type that the registrant treats as private or confidential.

March 31, 2023

Lendbuzz, Inc.

Lendbuzz Funding LLC

100 Summer Street, Suite 3150

Boston, MA 02110

Attention: Mr. George Sclavos, CFO

Re:	$20,000,000 Committed Line of Credit

Ladies and Gentlemen:

We are pleased to inform you that Bank Hapoalim B.M. (“Bank”, “we”, or “us”) has approved, and is willing to make available to Lendbuzz, Inc., a corporation organized under the laws of Delaware (“Lendbuzz”), and Lendbuzz Funding LLC, a limited liability company organized under the laws of Delaware (“Lendbuzz Funding”), (Lendbuzz and Lendbuzz Funding, each a “Borrower” and, collectively, the “Borrowers”), the credit accommodations as further described below, subject to the terms and conditions set forth in this Letter Agreement (as defined herein).

A.	Credit Terms.

1.	Facility.

1.1 Line of Credit. Bank hereby agrees to make available to Borrowers a committed line of credit (“Line of Credit”) under which Borrowers may request and Bank, subject to the terms and conditions contained herein, will make advances (“Advances”) to Borrowers from time to time up to the earlier to occur of (i) March 31, 2025, (ii) the acceleration of the maturity of the amounts due hereunder upon an Event of Default (as defined in Section B. below) (including the expiration of any applicable cure period) and (iii) the date the Borrowers elects in writing to terminate the Line of Credit; provided that on such date there are no Obligations outstanding and Borrowers have provided at least three (3) Business Days’ prior written notice to Bank (which notice may be conditioned on the occurrence of a specified transaction and revoked or delayed if such transaction does not occur or is delayed)(“Maturity Date”), in an aggregate amount not to exceed at any time the Maximum Line of Credit Amount, the proceeds of which shall be used for the purposes set forth in Section A.5.13 below. The “Maximum Line of Credit Amount” shall mean $20,000,000. The Maturity Date may be extended by the mutual agreement of Borrowers and Bank. Borrowers’ obligation to repay Advances under the Line of Credit shall be evidenced by a promissory note in form and content attached hereto as Exhibit A (“Note”), the terms of which are incorporated herein by this reference.

1.2 Repayment. Subject to the limitations set forth herein and in the Note, Borrowers may borrow, repay, and re-borrow Advances under the Line of Credit until the Maturity Date. The aggregate principal balance outstanding under the Line of Credit, together with all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date, all as more particularly set forth in the Note.

1.3  Clean Up. Notwithstanding anything to the contrary contained herein, Borrowers must maintain a zero balance under the Line of Credit for a period of at least twenty (20) consecutive days during each twelve (12) month period during the term hereof.

2. Interest. The outstanding principal balance of Advances under the Line of Credit shall bear interest at the rates, be computed in accordance with, and be payable on the dates and times as set forth in the Note. Overdue amounts shall bear interest at a default rate above the otherwise applicable rate, as more particularly provided in the Note.

3. Fees.

3.1 Upfront Fee. Borrowers shall pay to Bank an upfront fee equal to [***] ([***] of the Maximum Line of Credit Amount), which upfront fee shall be fully-earned and non-refundable upon receipt thereof by Bank and which fee shall be payable on the date hereof.

3.2 Unused Line Fee. Borrowers shall pay to Bank an unused availability fee at a rate of (i) [***] per annum on the average daily unused amount of the Line of Credit, which fee shall be calculated in each case on a quarterly basis by Bank for the preceding quarter, and shall be due and payable by Borrowers in arrears on the first (1st) day of each April, July, October, and January, commencing on April 1, 2023, and on the termination of the Line of Credit, whether on the Maturity Date or otherwise.

4. Security. As security for all indebtedness, liabilities, or obligations of Borrowers to Bank in connection with this Letter Agreement and the other Loan Documents, whether direct or contingent, now existing or hereafter arising and however evidenced, and including all principal, interest, reimbursements, indemnities, fees, and other charges in connection therewith (collectively, “Obligations”), Borrowers shall execute and deliver, or cause to be executed and delivered, to Bank, the following, in each case in form and substance satisfactory to Bank:

4.1 Security Agreement. One or more security agreements or general charges (the “Security Agreements”) granting Bank a valid and perfected first priority Lien (subject to Permitted Liens (as defined below)) on, and security interest in the Collateral (as defined in each of the Security Agreement and Pledge Agreement). In addition to any other Security Agreement, Lendbuzz shall also execute a Trademark Collateral Assignment and Security Agreement granting Bank a valid and perfected first priority Lien (subject to Permitted Liens) on the intellectual property constituting Collateral, which shall be filed or recorded with the US Patent and Trademark Office after the date hereof.

All Liens and security interests covering the Collateral shall be on terms and pursuant to such Security Agreements, Pledge Agreements (as defined below), UCC-1 financing statements, deeds of trusts or mortgages, and other documentation reasonably required by, and in form reasonably satisfactory to, Bank. Borrowers shall pay to Bank, within 15 days of receipt of invoice (with supporting documentation) from Bank, the full amount of all reasonable and documented out-of-pocket fees, costs and expenses expended or incurred by Bank (or on behalf of Bank) with respect to any of the Collateral, including without limitation, filing and recording fees and taxes.

As used herein:

“Excluded Accounts” shall mean:

(i)	those servicing accounts maintained at Wells Fargo Bank or any other financial institution from time to time utilized by a Borrower in the ordinary course of business in connection with such Borrower’s asset-backed special vehicle financing, warehouse credit facilities, warehouse line of credit, securitization financing, forward flow facilities, whole-loan sales or other similar financing arrangements; and

(ii)

any deposit accounts, securities accounts or other accounts maintained by a Borrower that are (A) zero balance accounts, (B) payroll accounts, (C) withholding and trust accounts, (D) escrow accounts for the purpose of establishing or maintaining escrow amounts for third parties, (E) employee benefit accounts, (F) 401(k) accounts, (G) pension fund accounts and (H) tax withholding accounts.

“Excluded Assets” shall mean:

(i)	all equity ownership interests held by any Borrower in any Excluded Subsidiary;

(ii)	all Excluded Accounts;

(iii)	Lendbuzz Funding’s indirect equity ownership interests in Lendbuzz Securitization Trust 2021-1 and Lendbuzz Securitization Trust 2022-1, both Delaware trusts;

(iv)	leasehold interests in any real property;

(v)	any commercial tort claim with a value not in excess of [***];

(vi)

any personal property (including, without limitation, motor vehicles and other assets subject to certificates of title, aircraft and letter of credit rights (other than supporting obligations)) in respect of which perfection of a Lien is not either (A) governed by the Uniform Commercial Code as adopted and enacted and in effect from time to time in the State of New York (“UCC”) or (B) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office;

(vii)

any personal property as to which the Bank and Borrowers agree in writing that the costs or other consequences of obtaining a security interest or perfection thereof are excessive in view of the benefits to be obtained by the Bank therefrom;

(viii)

any “intent-to-use” application for registration of a trademark of any Borrower filed in the United States Patent and Trademark Office pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any that, and solely during the period, if any, in which the grant of a security interest therein would impar the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(ix)

assets to the extent a security interest in such assets would result in material adverse tax or regulatory costs or consequences to any Borrower or any subsidiary of a Borrower as reasonably determined by Borrowers and provided that Bank consents to such determination;

(x)	any assets to the extent such assets are held by a Borrower in escrow or trust on behalf of a third party; and

(xi)

any assets to the extent the granting of a security interest therein (A) would be contrary to applicable law or (B) is prohibited by or would constitute a default under any agreement or document governing such property (but only to the extent such prohibition is enforceable under applicable law); provided that, upon the termination or lapsing of any such prohibition, such property shall cease to constitute Excluded Assets and shall automatically be part of the Collateral and, provided, further, that the exclusion of such assets will not, in the reasonable discretion of Bank, leave it without sufficient security for the payment or performance of the Obligations.

“Excluded Subsidiaries” shall mean:

(i)	Lendbuzz Ltd, an Israeli corporation;

(ii)	Lendbuzz Floorplan, LLC, a Massachusetts limited liability company; and

(iii)

any subsidiary of a Borrower whose pledge of equity is prohibited by the terms or conditions of any (A) asset-backed special vehicle financing, (B) warehouse credit facility or warehouse line of credit, (C) securitization financing, (D) forward flow facilities, (E) whole-loan sales or (F) other similar financing arrangements, in each case, undertaken by a Borrower or its affiliates.

4.2 Pledge Agreements. One or more pledge agreements (the “Pledge Agreements”) granting Bank a valid and perfected first priority Lien (subject to Permitted Liens) on and security interest in all of the following assets of Borrowers (collectively, the “Pledged Collateral”):

(a) all limited liability company interests held by each Borrower, as applicable, in each of the entities set forth on Schedule A.4.2(a) and all profits, interest, dividends, income, distributions and cash and non-cash proceeds thereof, and all proceeds of any of the foregoing; and

(b) every deposit account of Borrowers with Bank and or any of Bank’s subsidiaries and/or their respective nominees or agents, and all funds therein, whether now existing or hereafter arising, and all other personal property of Borrowers (including without limitation all money, accounts, general intangibles, goods, instruments, documents and chattel paper) which, or any evidence of which, are now or at any time in the future shall come into the possession or under the control of or be in transit to Bank or any of Bank’s subsidiaries and/or their respective nominees or agents for any purpose, whether or not accepted for the purposes for which it was delivered.

Notwithstanding anything herein to the contrary, “Pledged Collateral” shall not include any Excluded Assets.

If the Pledged Collateral is evidenced by physical certificates, such certificates shall be delivered to Bank, together with a signed, undated blank stock power in form acceptable to Bank.

4.3 Release. Upon the repayment in full of all Obligations and termination of the Line of Credit (other than contingent indemnification obligations for which no demand has been made), Bank shall promptly (i) release and terminate the security interest over the Collateral and the Pledged Collateral and take appropriate action to unregister the security wherever it was registered and (ii) take any reasonable actions requested by Borrowers as may be necessary to evidence release of its security interests in and Liens on any property of Borrowers.

5. Representations. To induce Bank to extend the credit accommodations described herein, and upon the making of each Advance to Borrowers pursuant to the Line of Credit, Borrowers, jointly and severally, represent and warrant to Bank as follows:

5.1 Legal Status. Each Borrower is duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the power and authority to own its assets and to conduct its business as now carried on, and is qualified or licensed to do business (and is in good standing as a foreign corporation and limited liability company, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed would have a Material Adverse Change on such Borrower. “Material Adverse Change” shall mean a material adverse change in or material adverse effect on the business, assets, properties, liabilities (actual or contingent), operations or financial condition of either Borrower, individually, or Borrowers and their subsidiaries, taken as a whole.

5.2 Authorization; Enforceability. Each Borrower has the requisite power and authority to enter into the transactions provided for herein, and this Letter Agreement, the Note, and each other Loan Document (as defined below) to which it is a party, has been duly authorized, and upon execution and delivery in accordance with the provisions hereof will each constitute the legal, valid, and binding obligation of such Borrower, enforceable in accordance with their respective terms. The above is subject to the following reservations: (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to the enforcement of creditors’ rights generally; or (b) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.3 No Violations; No Conflicts. As of the date of this Letter Agreement, there does not exist, and the execution, delivery and performance by either Borrower of each of the Loan Documents to which it is a party do not create, any default or violation by such Borrower, as applicable, of any provision of: (i) any law, rule, regulation, order, decree, judgment, condition or requirement applicable to or imposed upon such Borrower by any applicable law, court or other governmental authority; (ii) any contract, obligation, indenture, or other instrument to which such Borrower is a party or by which such Borrower may be bound; or (iii) any organizational or governance document of such Borrower, in each case, in a manner that would reasonably be expected to result in a Material Adverse Change.

5.4 Litigation. As of the date of this Letter Agreement, there are no pending or, to either Borrower’s knowledge, threatened in writing, actions, suits, proceedings, claims, or investigations by or before any court or other governmental authority which would reasonably be expected to result in a Material Adverse Change to, (i) the ability of any Borrower to perform its respective obligations under the Loan Documents, or (ii) any of the Collateral or Bank’s security interest therein, in each case, other than as disclosed by Borrowers to Bank in writing before the date hereof.

5.5 Financial Statements; No Material Adverse Change; Liens.

(a) The most recent financial statements of Borrowers delivered to Bank are true, complete, and fairly present in all material respects the consolidated financial condition and results of operations of each Borrower and its consolidated subsidiaries in accordance with GAAP (as defined below), as at the end of, and for, such period (subject to normal year-end audit adjustments).

(b) Since the dates of the financial statements described in clause (a) above, there has been no Material Adverse Change in the financial condition of any Borrower.

5.6 Taxes. Each Borrower has filed all returns required to be filed by it in connection with any federal, state, or local tax or similar duty or charge assessed or imposed upon it, its operations or its property and all such taxes have been either paid, adequate reserve has been made therefor or are being contested in good faith by appropriate proceedings, and neither Borrower has any knowledge of any pending material adjustments of its income tax payable with respect to any year.

5.7 Good Title. Each Borrower has valid, indefeasible and legal title to all of its assets, none of which is subject to any mortgage, indenture, pledge, Lien, conditional sale contract, security interest, encumbrance, claim, trust or charge except as referred to in the financial statements delivered to Bank prior to the date hereof, or except as otherwise permitted herein, including, for the avoidance of doubt, any Permitted Liens.

5.8 Permits, Franchises; Intellectual Property. Each Borrower possesses (i) all permits, memberships, franchises, contracts, and licenses required and (ii) title or other legal rights to all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to, in each case, enable it to conduct the business in which it is now engaged, except where the failure to so possess would not reasonably be expected to result in a Material Adverse Change.

5.9 Other Obligations. Neither Borrower is in default on any material obligation for borrowed money, any purchase money obligation, or any other material lease, commitment, contract, instrument, or obligation, except as have been disclosed in writing to Bank.

5.10 No Event of Default. There is no event which is, or with notice or a lapse of time or both would be, an Event of Default under this Letter Agreement or any other Loan Document.

5.11 Compliance with ERISA. Each Borrower is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which such Borrower would have any liability; neither Borrower has incurred, or expects to incur, liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Section 412 or 4971 of the Internal Revenue Code of 1986, as amended.

5.12 Organizational Structure. Set forth on Schedule A.5.12 hereof is a complete and correct organizational structure chart of Borrowers as of the date of this Letter Agreement, together with, for each entity listed thereon, (a) each person or entity holding ownership interests in such entity and (b) the percentage ownership interests held.

5.13 Use of Proceeds. Borrowers shall use the proceeds of the Line of Credit for repayment of the existing loans, working capital and/or general corporate purposes (excluding acquisitions of the equity or assets of other entities not permitted pursuant to this Letter Agreement and not otherwise agreed to by the Bank in its sole discretion).

5.14 Full Disclosure. Without limitation of any other representation set forth herein, all written information in the loan application, financial statements, certificates, or other documents and all other written information (in each case as modified by subsequent information so furnished), in each case, prepared and delivered by or on behalf of Borrowers to Bank in obtaining the credit accommodations described in this Letter Agreement is correct and complete in all material respects, and there are no omissions therefrom that result in such information being incomplete, incorrect or misleading in any material adverse respect as of the date thereof; provided that with respect to projected or forecasted information, each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation of such information (it being understood that (a) such projected or forecasted information is not to be viewed as fact, that actual results during the period or periods covered by such forecasts or projections may differ from the projected or forecasted results (and such differences may be material) and (b) no representation or warranty is made with respect to information of a general economic or industry specific nature).

Borrowers, jointly and severally, further warrant, represent, and covenant that:

5.15 Prohibited Person Compliance. Neither Borrower nor any of their respective affiliates is or will be a person (a) that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 24, 2001 (“EO13224”), (b) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons,” (c) who commits, threatens to commit or supports “terrorism” as defined in EO13224, or (d) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in subparts (a) through (d) above are herein referred to as a “Prohibited Person”). Neither Borrower nor any of their respective affiliates will knowingly (i) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services to or for the benefit of a Prohibited Person, or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224. Borrowers shall deliver (from time to time) to Bank any such certification or other evidence as may be requested by Bank in its sole and absolute discretion, confirming each such representation.

5.16 Foreign Corrupt Practices Act. Neither Borrower, nor to the knowledge of either Borrower, any agent or other person acting on behalf of either Borrower, has (a) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by a Borrower (or made by any person acting on its behalf of which a Borrower is aware) which is in violation of law, or (d) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), as amended (“FCPA”). Each Borrower shall cause any agent or other person acting on its behalf to comply with the FCPA, including maintaining and complying with all policies and procedures to ensure compliance with FCPA.

6. Covenants. Borrowers, jointly and severally, covenant and agree that, until the Line of Credit is terminated and all Obligations are indefeasibly paid in full (other than contingent indemnification obligations for which no demand has been made), unless Bank waives compliance or otherwise consents in writing:

6.1 Reporting. Each Borrower, shall deliver to Bank, or cause to be delivered to Bank, in form and detail satisfactory to Bank:

(a) Annual Financial Statements (Lendbuzz). Not later than 120 days after and as of the end of each fiscal year of Lendbuzz, consolidated balance sheets and statements of income and retained earnings of Lendbuzz for the preceding fiscal year, together with the comparative financial statements for the corresponding periods of the preceding fiscal year, in each case audited and certified without qualification, by independent certified public accountants reasonably acceptable to Bank (which shall include, but is not limited to, any big four accounting firm);

(b) Annual Financial Statements (Borrowers). As soon as practical, but in any event not later than 120 days after and as of the end of each fiscal year of Borrowers, consolidated balance sheets and statements of income and retained earnings of Borrowers for the preceding fiscal year, together with the comparative financial statements for the corresponding periods of the preceding fiscal year, prepared and duly certified as complete and correct in all material respects by the chief financial officer, or other duly authorized employee of Borrowers reasonably acceptable to Bank (subject to normal year-end adjustments);

(c) Quarterly Financial Statements (Lendbuzz). As soon as practical, but in any event not later than 60 days after and as of the end of each fiscal quarter of Lendbuzz, consolidated balance sheets and statements of income and retained earnings of Lendbuzz for such quarter and for the period commencing at the beginning of such fiscal year and ending on the last day of such quarter, together with the comparative financial statements for the corresponding periods of the preceding fiscal year, prepared and duly certified as complete and correct in all material respects by the chief financial officer, or other duly authorized employee of Lendbuzz reasonably acceptable to Bank (subject to normal year-end adjustments);

(d) Quarterly Financial Statements (Borrowers). As soon as practical, but in any event not later than 60 days after and as of the end of each fiscal quarter of Borrowers, consolidated balance sheets and statements of income and retained earnings of Borrowers for such quarter and for the period commencing at the beginning of such fiscal year and ending on the last day of such quarter, together with the comparative financial statements for the corresponding periods of the preceding fiscal year, prepared and duly certified as complete and correct in all material respects by the chief financial officer, or other duly authorized employee of Borrowers reasonably acceptable to Bank (subject to normal year-end adjustments);

(e) Budget. Not later than 90 days after the end of each fiscal year of Borrowers, full operating annual budget of Borrowers for the upcoming year (including balance sheets, income statement and cash flow statement);

(f) Compliance Certificates. Together with each of the items described in clauses A.6.1(a) through (d) above, a certification, substantially in the form of Exhibit B attached hereto, by the chief financial officer or other duly authorized employee of Borrowers reasonably acceptable to Bank as to (i) Borrowers’ compliance with the financial covenants set forth in Section A.6.2 below for the applicable fiscal period(s) then ended (including reasonably detailed calculations necessary to show such compliance), (ii) that no Event of Default exists, or if an Event of Default exists, describes the nature thereof and the corrective measures proposed by Borrower with respect thereto, and (iii) that representations and warranties of the Borrowers and related parties contained in the Loan Documents are true and correct in all material respect (and true and correct in all respects, in the case of any representations and warranties qualified by materiality) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date;

(g) Notices of Default. Borrowers shall advise Bank immediately upon becoming aware that an Event of Default has occurred;

(h) Notices of Litigation. Borrowers shall promptly advise Bank upon becoming aware of any pending or threatened litigation which would reasonably be expected to result in a Material Adverse Change; and

(i) Other Information. Borrowers shall promptly provide such additional information regarding the business, affairs or financial condition of Borrowers as Bank reasonably deems necessary from time to time; provided that any such information is already available to Borrowers and it is not required to generate it in connection with the Bank’s request unless required by applicable law or in connection with any pending or threatened litigation proceeding.

Unless otherwise set forth herein, all financial statements to be delivered pursuant to this Letter Agreement shall be made and prepared in accordance with generally accepted accounting principles in the United States of America in effect from time to time (including principles of consolidation where appropriate) (“GAAP”), consistently applied and (where appropriate for interim statements) subject to normal year-end adjustments. All financial or accounting terms used herein shall (unless otherwise defined herein) have the meanings ascribed to such terms under GAAP and prepared on a consolidated and consolidating basis. The fiscal year of each Borrower is from January 1st to December 31st.

6.2 Financial Covenants. Borrowers shall comply with the following financial covenants:

(a) Minimum Fixed Charge Coverage Ratio. Borrowers shall maintain a Fixed Charge Coverage Ratio (as defined below) of not less than [***] to [***] as of the end of each fiscal quarter of Borrowers, commencing with the fiscal quarter ending September 30, 2023.

As used herein: “Fixed Charge Coverage Ratio” shall mean, for the applicable measurement period, the ratio of (i) the sum of Borrowers’ net income, plus interest expense, plus income tax, plus depreciation and amortization to (ii) the sum of Borrowers’ principal and interest payments paid or payable on Funded Indebtedness (defined below), plus dividends and distributions, plus capital expenditures not funded with borrowed money, in each case, during the applicable measurement period. “Funded Indebtedness” means, with respect to any Borrower as of any date of determination, the sum of the following of such Borrower (in each case determined in accordance with GAAP (but without reduction for original issue discount or other items under GAAP that would reduce the aggregate principal amount thereof below the face amount thereof)): (a) all obligations of such Borrower for borrowed money; (b) all obligations of such Borrower for trade accounts payable and similar obligations that are more than sixty (60) days past due; (c) all obligations of such Borrower evidenced by bonds, notes, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (d) all obligations of such Borrower issued or assumed as the deferred and unpaid purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business that are not more than sixty (60) days past due and which are classified as short term liabilities in accordance with GAAP); (e) all Capital Lease (as defined in GAAP) obligations and (f) all mandatory redemption, mandatory repurchase or mandatory dividend obligations with respect to such Borrower’s equity interest, in each case to the extent due in cash on or before the date which is 91 days after the Maturity Date.

6.3 Other Covenants. Each Borrower shall comply, or cause compliance, with the following covenants:

(a) Bank Accounts.

(i) Each Borrower shall maintain its primary depository accounts with Bank and its affiliates (to the extent the Bank and/or its affiliates offer the types of accounts that are necessary or desirable in such Borrower’s business); provided, that all proceeds of equity raises by either Borrower shall be promptly deposited in account(s) with Bank. At the option of Bank, all interest payments, principal payments, reimbursements, and fees may be automatically deducted from Borrowers’ account(s) maintained with Bank.

(ii) At all times, Borrowers shall maintain an aggregate cash balance in depository accounts with Bank in an aggregate amount not less than $5,000,000.

(b) Records. Each Borrower shall maintain adequate books and records in accordance with GAAP, consistently applied, and upon reasonable prior written notice shall permit Bank, or its agents or other representatives, at reasonable times during normal business hours but not more than once per fiscal year, to (i) inspect, audit and examine such books and records, (ii) make copies of the same, to inspect the properties of such Borrower, (iii) inspect and examine the Collateral, and (iv) obtain valuations or appraisals of the Collateral, all at Borrowers’ sole cost and expense; provided that when an Event of Default exists the Bank may do any of the foregoing at the expense of Borrowers as often as may be reasonably desired at any time during normal business hours of Borrowers and without advance notice. Notwithstanding anything to the contrary in this Section A.6.3(b), Borrowers shall not be obligated to disclose or permit the inspection or discussion of any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, provided that such information is not relevant to the business, operations, properties and condition, financial or otherwise, of Borrowers, (ii) in respect of which disclosure to the Bank is prohibited by (A) applicable law, (B) fiduciary duty, or (C) any confidentiality obligations to a third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section A.6.3(b)), in which case Borrowers shall notify Bank of such impediment and of the nature of the information not being disclosed, or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product (provided that management of Borrowers concludes in good faith, upon advice of counsel, that access to such materials would adversely affect the attorney-client privilege between Borrowers and such counsel).

(c) Approvals; Compliance with Law. Each Borrower shall obtain, preserve, and maintain all governmental and other licenses, permits, approvals, rights, privileges, and franchises necessary for the ownership of its properties and conduct of its business, and shall comply with the requirements of all governmental laws, rules, regulations, and orders applicable to it, its properties, and/or its business, in each case as required in order to avoid a Material Adverse Change.

(d) Taxes. Each Borrower shall promptly pay and discharge all of its taxes, assessments, and other governmental charges prior to the date on which penalties are attached thereto, establish adequate reserves for the payment of taxes and assessments, and make all required withholding and other tax deposits. Nothing herein shall be interpreted to require the payment of any tax, assessment, or charge so long as its validity is being contested in good faith and by appropriate proceedings diligently conducted, and each Borrower has established an adequate reserve for any such expense.

(e) Insurance. Each Borrower shall maintain and keep in force insurance of the types and in amounts customarily carried in similar lines of business and with respect to similar assets and properties, and shall deliver to Bank evidence of such insurance and, within sixty (60) days of the date of this Letter Agreement, a certification or endorsement naming Bank as lender loss payee, additional insured, mortgagee, or otherwise as required by Bank.

(f) Maintenance of Collateral and Properties. Each Borrower shall keep and maintain the Collateral and all properties useful or necessary to its business in good repair and condition, subject to normal wear and tear.

(g) Indebtedness. Neither Borrower shall create, assume, incur, guarantee, endorse (except endorsements in the course of collection), or permit or suffer to exist any indebtedness or other liabilities arising from any borrowing, loan, or advance, except: (i) the Obligations in favor of Bank; (ii) Permitted Indebtedness; and (iii) extensions, refinancing, modifications, amendments and restatements of any items of Permitted Indebtedness; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon any Borrower. As used herein, “Permitted Indebtedness” shall mean:

(i)

indebtedness in connection with asset-backed special vehicle financing, warehouse credit facilities or warehouse lines of credit, securitization financing, forward flow facilities or whole-loan sales or other similar financing arrangements entered into by any Borrower or any of their affiliates;

(ii)

performance guarantees and guarantees of indebtedness, in each case, in connection asset-backed special vehicle financing, warehouse credit facilities or warehouse lines of credit, securitization financing, forward flow facilities or whole-loan sales or other similar financing arrangements entered into by any Borrower or any of their affiliates;

(iii)

indemnities in favor of lenders in asset-backed special vehicle financing, warehouse credit facilities or warehouse lines of credit, securitization financing, forward flow facilities or whole-loan sales or other similar financing arrangements entered into by any Borrower or any of their affiliates;

(iv)

repurchase obligations related to any asset-backed special vehicle financing, warehouse credit facilities or warehouse lines of credit, securitization financing, forward flow facilities or whole-loan sales or other similar financing arrangements entered into by any Borrower or any of their affiliates in an amount not to exceed in the aggregate $5,000,000 at any one time outstanding;

(v)	hedging agreements, including interest rate swaps;

(vi)	intercompany indebtedness incurred in the ordinary course of business;

(vii)	open account trade debt incurred in the ordinary course of business and not past due for more than 60 days;

(viii)	unsecured subordinated indebtedness of any Borrower in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding;

(ix)	endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(x)

indebtedness in respect of (i) workers’ compensation claims, unemployment insurance and other types of social security and employee health and disability benefits, or casualty-liability insurance, payment obligations in connection with self-insurance or similar requirements, and (ii) tenders, completion guarantees, statutory obligations, surety, environmental or appeal bonds, bids, leases, government contracts, contracts (other than for borrowed money), performance bonds or other obligations of a like nature;

(xi)	indebtedness incurred by any Borrower consisting of the financing of insurance premiums in the ordinary course of business;

(xii)

indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections, employee credit card programs and other similar services in connection with cash management and deposit accounts, indebtedness in connection with drafts payable for payroll and other ordinary course expense items, and indebtedness owed to depository banks for returned items incurred in the ordinary course;

(xiii)

guarantees of the obligations arising under that certain Loan Agreement, dated August 30, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among Lendbuzz Floorplan SPV I, LLC, a Delaware limited liability company, as borrower, Lendbuzz Floorplan, LLC, a Massachusetts limited liability company, as servicer and collateral custodian, the lenders from time to time parties thereto and Regions Bank, as administrative agent; provided that such guarantee shall not exceed $35,000,000 at any one time; and

(xiv)

letters of credit and bonds issued in favor of state licensing agencies in the ordinary course of business; provided that no demand for payment is made under any such letter of credit or bond in an aggregate amount in excess of $1,000,000.

(h) Liens. Neither Borrower shall create, assume, incur, or permit or suffer to exist any mortgage, pledge, encumbrance, charge, or other lien (each of the foregoing, a “Lien”) upon, or security interest in, all or any portion of its property, now owned or hereafter acquired, including without limitation pursuant to any conditional sales or other title retention agreement, except Permitted Liens.

As used herein, “Permitted Liens” shall mean (a) any security arising under this Letter Agreement or any associated Loan Documents; (b) security interests for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrowers maintain adequate reserves on their books; (c) security interest on assets acquired or held by a Borrower incurred for financing the acquisition of assets securing no more than $5,000,000 in the aggregate outstanding; provided that such lien only covers the property being acquired and the proceeds thereof; (d) statutory security interest securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other persons imposed without action of such parties, provided, they have no priority over any of Bank’s security interest under the Loan Documents; (e) security interest to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business, provided, they have no priority over any of Bank’s security interest under the Loan Documents; (f) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (g) security interests arising from judgments, decrees or attachments in circumstances not constituting an Event of Default; (h) security interests in favor of the Bank or its affiliates; (i) Liens in favor of collecting banks, trustees and escrow agents for cash management services, incurred in the ordinary course of business; (j) Liens incurred in connection with securitization and non-recourse warehouse facilities; (k) Liens of lessors under leases; (l) non-exclusive license of intellectual property granted to third parties in the ordinary course of business; (m) Liens arising out of consignment, title retention, conditional sale or similar arrangements for the sale of goods entered into by a Borrower; (n) Liens consisting of security deposits in connection with leases, subleases, sublicenses, use and occupancy agreements, utility services and similar transactions entered into by Borrowers in the ordinary course of business; (o) any Lien securing indebtedness permitted under clauses (i) through (iv) of the definition of Permitted Indebtedness and any permitted refinancing thereof; (p) Liens securing hedging agreements; (q) Liens securing the Indebtedness described in clause (xv) of the definition of “Permitted Indebtedness”; (r) Liens in favor of Bank; and (s) otherwise as disclosed to Bank in writing prior to the date hereof.

(i) Fundamental Changes. Neither Borrower shall liquidate or dissolve; nor convey, sell, transfer (other than to a service provider in connection with R&D services and or to customers in the ordinary course of business), lease, or sell and lease back, all or substantially all of its property, including its intellectual property, assets or business to any other entity; nor merge or consolidate with or into any other entity; nor make any material change in the nature of its business as conducted on the date hereof or as reasonably ancillary or related thereto.

(j) Acquisitions. Neither Borrower shall acquire all or any portion of the assets or equity of another person or entity in a transaction or series of transactions unless: (i) at the time thereof and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result from such acquisition or purchase, (ii) Borrowers would be in compliance with the financial covenants set forth in Section A.6.2 for the most recent calculation period and as of the last day thereof, if such acquisition or purchase had been completed on the first day of such calculation period, (iii) not less than five (5) Business Days prior to the consummation of such proposed acquisition, Borrowers shall deliver to Bank, a certificate setting forth in reasonable detail calculations demonstrating compliance with the conditions set forth in clause (ii) above.

(k) Change of Control. Neither Borrower shall permit any Change of Control in any Borrower. “Change of Control” shall mean any of the following events (whether in one or in a series of related transactions): (i) any transaction or series of related transactions resulting in the sale or issuance of equity interests or any rights to equity interests of any Borrower (other than transfers to any person who is (A) as of the date hereof, an equity holder, or holder of rights to equity, of or in any Borrower, or any of their respective affiliates or (B) whether directly or indirectly, a wholly owned subsidiary of a Borrower) representing in the aggregate more than fifty percent (50%) of the issued and outstanding voting equity interests of any Borrower (or more than fifty percent (50%) of the voting power), on a fully-diluted basis; or (ii) the sale of all or substantially all the assets of any Borrower.

B. Loan Documents. Borrowers will be required to execute or cause to be delivered to Bank such instruments and documents and assurances (as each may be amended, restated, amended and restated, supplemented, extended, renewed, replaced, or otherwise modified from time to time, “Loan Documents”) as Bank may reasonably request in connection with the credit accommodations provided for herein on the basis outlined above, and Borrowers will be required to take such other reasonable actions in connection with such credit accommodations as Bank may reasonably request. This letter (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, “Letter Agreement”) shall constitute a Loan Document. “Event of Default” has the meaning given to such term in the Note.

C.	Conditions Precedent.

1. Conditions to Effectiveness of Line of Credit. The effectiveness of the Line of Credit is subject to the satisfaction of the following conditions precedent as of the date hereof.

1.1 Loan Documents. Bank shall have received from Borrowers a complete and duly executed copy (with original to follow) of each of the Loan Documents, including:

(a)	This Letter Agreement;

(b)	The Note;

(c)	Security Agreement of each Borrower;

(d)	Pledge Agreement of each Borrower (subsidiary equity interests); and

(e)	Pledge Agreement of each Borrower (bank accounts at Bank).

1.2 Organizational Documents. Bank shall have received for each Borrower, a certified copy of its governing documents, authorizing resolutions passed by its governing board or members, and good standing certificates, and Bank shall have received a customary opinion from counsel of Borrowers.

2. Conditions to each Advance. In addition to the satisfaction of each of the conditions precedent above, the making of any Advance under the Line of Credit is subject to the satisfaction of each of the following conditions precedent:

(a)	Bank shall have received a borrowing notice or request, substantially in the form attached hereto as Exhibit C;

(b)

the representations and warranties of Borrowers contained herein and in the other Loan Documents shall be true and correct on and as of such borrowing date (except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) as to any such representation or warranty that is qualified as to “materiality”, “Material Adverse Change” or similar language, such representation or warranty shall be true and correct (after giving effect to any qualification therein) in all respects); and

(c)	as of such borrowing date, no Event of Default has occurred and is continuing or would result from such proposed Advance.

D.	Miscellaneous.

1. Notices. All notices, requests, and demands which any party is required or may desire to give to any other party under any provision of this Letter Agreement must be in writing delivered to (i) Borrowers at 100 Summer Street, Suite 3150, Boston, Massachusetts 02110, Attention: George Sclavos, Chief Financial Officer, Email: [***] and (ii) Bank at its address at 1120 Avenue of the Americas, New York, New York 10036, Attention: Gal Defes, Senior Vice President, or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by any other means, one day after transmission or shipment. Without limiting the foregoing, first-class mail, facsimile or email transmission and commercial courier service are hereby agreed to as acceptable methods for giving notices hereunder.

2. Costs and Expenses. Borrowers shall reimburse Bank within 30 days of receipt of an invoice (with supporting documentation) for the full amount of all payments, advances, charges, costs, and expenses, whether or not collection is instituted hereon, but limited, in the case of attorneys’ fees, to the reasonable and documented attorneys’ fees of one firm of outside counsel expended or incurred by Bank in connection with (a) the negotiation and preparation of this Letter Agreement and the other Loan Documents (subject to the Fee Letter, dated January 11, 2023) and Bank’s continued administration hereof and thereof, and the preparation of amendments and waivers hereto and thereto, including without limitation all costs incidental thereto and costs of protection and preservation of Collateral, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in any civil action, lawsuit, arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity; all without duplications with any reimbursement obligation under any other Loan Document.

3. Entire Agreement. This Letter Agreement and the other Loan Documents constitute the entire agreement among Borrowers and Bank with respect to each credit accommodation subject hereto and supersede all prior negotiations, communications and agreements (written or oral), discussions, and correspondence concerning the subject matter hereof.

4. Severability. The provisions of this Letter Agreement and each other Loan Document are severable and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall not in any manner affect or invalidate such provision in any other jurisdiction or any other provision of any of the Loan Documents in any jurisdiction.

5. Limitation of Liability. To the fullest extent permitted by applicable law, no party hereto shall assert, and each hereby waives, any claim against any other party hereto on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with or as a result of, this Letter Agreement, any related Loan Documents, the transactions contemplated hereby or thereby or any Advance or the use of the proceeds thereof.

6. Amendments, Modifications, Etc. No amendment, modification or waiver of any provision of this Letter Agreement nor consent to any departure by Borrowers therefrom shall be effective unless the same shall be in writing and signed by Bank or other party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, Bank may modify this Letter Agreement or any of the other Loan Documents in consultation with the Borrowers for the purposes of completing missing content or correcting erroneous content, without the need for a written amendment; provided that such modifications do not have an adverse effect on Borrowers’ rights and obligations hereunder and that Bank shall send a copy of any such modification to Borrowers (which may be sent by electronic mail).

7. No Waiver; Remedies. No failure on the part of a party hereto to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise by such party of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any other remedies provided hereunder or by any other instrument or document or under applicable law.

8. Successors and Assigns; Assignments. This Letter Agreement and the terms hereof shall be binding upon and inure to the benefit of Bank and its successors and assigns, including subsequent holders hereof, and Borrowers and their respective legal representatives, successors and assigns; provided, however that Borrowers may not assign or transfer its interests or rights hereunder (whether by operation of law or otherwise) without Bank’s prior written consent, which Bank may withhold in its sole and absolute discretion. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits hereunder and under any or all of the other Loan Documents.

9. Counterparts; Electronic Transmission. This Letter Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Letter Agreement. Delivery of any executed counterpart of this Letter Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Borrowers acknowledge that information and documents relating to this Letter Agreement and the credit accommodations provided for herein may be transmitted through electronic means. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Letter Agreement, the other Loan Documents and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. “Electronic Signature” shall mean an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

10. Patriot Act. Bank hereby notifies you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), Bank is required to obtain, verify and record information that identifies Borrowers, which information includes the name, address, tax identification number and other information regarding Borrowers that will allow Bank to identify Borrowers in accordance with the Patriot Act. In that connection, Bank may also request corporate formation documents, or other forms of identification, to verify information provided.

11. GOVERNING LAW. THIS LETTER AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK AND MADE BY BORROWERS AND ACCEPTED BY BANK IN THE STATE OF NEW YORK, AND THE PROCEEDS OF ANY CREDIT ACCOMMODATION HEREUNDER WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. IN ALL RESPECTS, INCLUDING, WITHOUT LIMITATION, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS LETTER AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICT OF LAWS WHICH WOULD OR MIGHT MAKE THE LAWS OF ANY OTHER JURISDICTION APPLICABLE) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWERS AND BANK HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS LETTER AGREEMENT.

12. VENUE; JURISDICTION. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST BANK OR BORROWERS ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT SHALL BE INSTITUTED IN COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF WHICH SHALL HAVE EXCLUSIVE JURISDICTION IN ANY SUIT, ACTION OR PROCEEDING BETWEEN BORROWERS AND BANK, BORROWERS AND BANK WAIVE ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING BETWEEN SUCH BORROWER AND BANK, AND HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT. BORROWERS AND BANK DO HEREBY AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY AT ITS NOTICE ADDRESS AS SET FORTH IN SECTION D.1 HEREOF BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH SUIT, ACTION OR PROCEEDING AT THE TIME RECEIVED OR REFUSED BY SUCH PARTY AND SHALL CONSTITUTE “PERSONAL DELIVERY” THEREOF AS DEFINED IN SECTION 308(1) OF NEW YORK’S CIVIL PRACTICE LAW AND RULES (OR ANY AMENDMENT THERETO). NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY BORROWER IN ANY OTHER JURISDICTIONS.

13. WAIVER OF JURY TRIAL. EACH PARTY HERETO (a) KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES EACH RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO, AND IN, ANY ACTION OR OTHER LEGAL PROCEEDING OF ANY NATURE, RELATING TO (i) THIS LETTER AGREEMENT, ANY CREDIT ACCOMMODATION PROVIDED WITH RESPECT HERETO, OR ANY OTHER LOAN DOCUMENT, (ii) ANY TRANSACTION CONTEMPLATED IN ANY SUCH LOAN DOCUMENTS OR (iii) ANY NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS LETTER AGREEMENT, ANY OF THE OBLIGATIONS EVIDENCED HEREBY, ANY COLLATERAL THEREFOR, OR ANY OTHER LOAN DOCUMENT AND (b) CERTIFIES THAT (i) NEITHER THE OTHER PARTY, ANY AFFILIATE THEREOF BANK NOR ANY REPRESENTATIVE THEREOF OR ANY SUCH AFFILIATE HAS REPRESENTED TO SUCH PARTY THAT THE OTHER PARTY OR ANY SUCH AFFILIATE WILL NOT SEEK TO ENFORCE THE WAIVER MADE BY SUCH PARTY IN THIS PARAGRAPH, AND (ii) HE, SHE, OR IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS LETTER AGREEMENT AS NECESSARY AND APPROPRIATE BY INDEPENDENT LEGAL COUNSEL.

14. Certain Taxes. The principal of and the interest on the Obligations, and any other amounts owed hereunder or under any other Loan Document for fees, costs, or otherwise, are payable in lawful money of the United States of America without deduction for or on account of any present or future tax, duty or other charge levied or imposed on any Note or other Loan Document or the proceeds thereof or the holder thereof by any government or any political subdivision thereof or by any other jurisdiction, or by any political subdivision thereof, from which any payment due with respect thereto is remitted or on account of any other restrictions and conditions of whatever nature, except as required by applicable law or regulation. If any such tax, duty or other charge is required to be deducted or withheld by law or regulation from any amount payable hereunder or under any other Loan Document, other than:

14.1

Taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) imposed as a result of Bank or its assignee being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) that are imposed as a result of a present or former connection between Bank or its assignee and the jurisdiction imposing such tax (other than connections arising from Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Advances or any Loan Document);

14.2

U.S. federal withholding taxes imposed on amounts payable to or for the account of Bank or its assignee with respect to an applicable interest in any Advance pursuant to a law in effect on the date on which (i) Bank or its assignee acquires such interest in the Loan or (ii) such Bank or its assignee changes its lending office, except in each case to the extent that, amounts with respect to such taxes were payable to Bank or its assignee immediately before the assignee (or an assignee of Banks assignee, as applicable) became a party to the Loan Documents or to Bank or its assignee immediately before it changed its lending office;

14.3	Taxes attributable to Bank’s failure to comply with certain certification requirements to be established pursuant to the Loan Documents, and

14.4

Any withholding taxes imposed under Sections 1471 through 1474 of the Internal Revenue Code of 1986, as adopted and amended as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) (the “Code”), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

Borrowers shall pay Bank such additional amounts (including any penalties and interest thereon) as may be necessary so that the amount actually received by Bank is equal to the full amount payable hereunder or under such other Loan Document had no such withholding or deduction been made. Borrowers shall furnish to Bank all tax receipts for withholding taxes, if any, paid on behalf of Bank within sixty (60) days of the payment of such tax. Should Borrowers not furnish the tax receipts within ninety (90) days of the due date of payment of such taxes, Borrowers shall pay Bank a tax reimbursement equivalent to the amount of withholding tax due.

15. No Third-Party Reliance; Not a Fiduciary, Etc. The agreements of Bank hereunder are made solely for the benefit of Borrowers and the benefit of Bank, as applicable, and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear herein are subject to mutual agreement of the parties. Borrowers hereby acknowledge that Bank is acting pursuant to a contractual relationship on an arm’s-length basis, and the parties hereto do not intend that Bank act or be responsible as a fiduciary to any Borrower, such Borrower’s management, stockholders, creditors, or any other person. Borrowers and Bank hereby expressly disclaim any fiduciary relationship and agree each party is responsible for making its own independent judgments with respect to any transactions entered into between the parties. Each Borrower also hereby acknowledge that Bank has not advised and is not advising you as to any legal, accounting, regulatory or tax matters, and that such Borrower is consulting its own advisors concerning such matters to the extent such Borrower deems it appropriate.

16. Indemnity. Borrowers, jointly and severally, agree to indemnify Bank and each of its respective directors, officers and employees (the “Indemnified Parties”), and to defend and hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and expenses (including all reasonable and documented out-of-pocket fees and charges of internal or external counsel with whom any Indemnified Party may consult and all expenses of litigation and preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of any Borrower), whether in connection with or arising out of or relating to (a) the matters referred to in this Letter Agreement or in the other Loan Documents or the use of any Advance hereunder, (b) any breach of a representation, warranty or covenant by a Borrower, or (c) any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority, to the extent such claims directly or indirectly result from a Borrower’s actions; provided, however, that the foregoing indemnity agreement shall not apply to any claims, damages, losses, liabilities and expenses to the extent attributable to an Indemnified Party’s (i) gross negligence, bad faith or willful misconduct or (ii) result from a claim brought by a Borrower against an Indemnified Party for breach in bad faith of such Indemnified Party’s obligations hereunder or under any other Loan Documents, in each case, as determined by a final and non-appealable decision of a court of competent jurisdiction. The indemnity agreement contained in this Section shall survive the termination of this Letter Agreement and any other Loan Documents, payment of any Advance hereunder and the assignment of any rights hereunder, or entry of judgment hereon. Each Borrower may participate at its expense in the defense of any such action or claim. In the event that any claim, demand, investigation, litigation or inquiry (an “Indemnity Claim”) is brought against any Indemnified Party, the Indemnified Party agrees to give written notice to each Borrower with respect to same, together with a copy of such Indemnity Claim; provided that the failure of such Indemnified Party to notify any Borrower of such Indemnity Claim shall not relieve such Borrower from any liability that it may have to any Indemnified Party, unless such failure to notify materially prejudices such Borrower’s ability to defend such Indemnity Claim. So long as no Event of Default shall have occurred and be continuing, each Borrower shall have the right in good faith and by appropriate proceedings to defend any Indemnity Claim (at such Borrower’s sole expense) so long as such defense shall not involve any substantial danger of the foreclosure, sale, forfeiture or loss of, or imposition of any Lien on any material part of the Collateral, or subject any Indemnified Party to criminal liability. Should either Borrower elect to engage its own counsel, the Indemnified Party and Bank may continue to participate at their expense in the defense of any such Indemnity Claim and will retain the right to settle any such matter on terms and conditions reasonably satisfactory to Bank, the Indemnified Party and such Borrower. If such Borrower has given its consent thereof (which consent shall not be unreasonably withheld or delayed), all such settlements shall be paid by and remain the sole responsibility of Borrowers. In the event a Borrower does not accept the defense of the Indemnity Claim as provided above, Indemnified Party shall have the full right to defend against such Indemnity Claim, in its sole discretion, and pursue its rights hereunder. Borrowers shall not, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or failure to act, by or on behalf of the Indemnified Party.

17. Further Assurances; Corrections of Defects. Each Borrower intending to be legally bound hereby, agrees to promptly correct any defect, error or omission, upon the reasonable request of Bank,

which may be discovered in the contents of any of the Loan Documents, or in the execution or acknowledgement hereof, and such Borrower will execute, or re-execute, acknowledge and deliver such further instruments and do such further acts as may be necessary or as may be reasonably requested by Bank to satisfy the terms and conditions of the Loan Documents, and all documents executed in connection therewith, including but not limited to the recording, filing or perfecting of any document given for securing and perfecting Liens, mortgages, security interests and interests to secure the obligations evidenced by the Loan Documents.

18. Interpretation. In this Letter Agreement, unless Bank and Borrowers otherwise agree in writing, (a) the singular includes the plural and the plural the singular; (b) references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; (c) the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; (d) references to sections or exhibits are to those of this Letter Agreement; (e) terms defined in Article 9 of the UCC (as defined herein) and not otherwise defined in this Letter Agreement are used as defined in such Article; (f) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (g) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (h) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (i) references to any agreement refer to that agreement as from time to time amended, restated, supplemented, extended, renewed, replaced or otherwise modified or as the terms of such agreement are waived or modified in accordance with its terms; (j) references to any person include that person’s successors and assigns; and (k) terms in one gender include the parallel terms in the neuter and opposite gender. Section headings in this Letter Agreement are included for convenience of reference only and shall not constitute a part of this Letter Agreement for any other purpose. If this Letter Agreement is executed by more than one party as borrower, the obligations of such persons or entities will be joint and several.

19. Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Letter Agreement or any other Loan Document except that disclosure of such information may be made (a) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrowers (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) subject to an agreement containing provisions substantially the same as those of this Section D.19, to prospective transferees or purchasers of any interest in the Advances, (c) as required by law, regulations, rule or order, subpoena, judicial order, or similar order (in which case Bank shall promptly inform Borrowers thereof prior to such disclosure to the extent permitted by applicable law and shall use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), (d) on a confidential basis, as may be required in connection with the examination, audit, or similar investigation of Bank, and (e) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (x) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (y) is disclosed to Bank by a third party, provided that Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

[No further text on this page; signatures follow]

We appreciate the opportunity to work with you on this transaction.

Very truly yours,

BANK HAPOALIM B.M.

By:	/s/ Gal Defes
Name: Gal Defes
Title: SVP

By:	/s/ Tal Hofman
Name: Tal Hofman
Title: VP

Agreed to as of the date first written above:

LENDBUZZ, INC.
LENDBUZZ FUNDING LLC

By:	/s/ George Sclavos
Name: George Sclavos
Title: CFO

EXHIBIT A

LINE OF CREDIT NOTE

(COMMITTED)

$20,000,000.00	New York, New York March 31, 2023

FOR VALUE RECEIVED, each of LENDBUZZ, INC., a corporation organized under the laws of Delaware, and LENDBUZZ FUNDING LLC, a limited liability company organized under the laws of Delaware (each a “Borrower” and collectively, the “Borrowers”), promises to pay to the order of BANK HAPOALIM B.M. (the “Bank”), in lawful money and in immediately available funds, at its offices at 1120 Avenue of the Americas, New York, New York 10036, or at such other place as the holder hereof may designate to the Borrowers in writing, the principal sum of Twenty Million and 00/100 Dollars ($20,000,000.00), or such lesser amount as may be advanced and be outstanding to or for the benefit of Borrowers hereunder, together with interest accruing thereon from the date advanced until paid in full, as set forth herein.

Article I. Line of Credit Advances. Borrowers may from time to time prior to the Maturity Date borrow, partially or wholly repay, and re-borrow hereunder, advances up to the Maximum Line of Credit Amount (as defined herein), subject to the terms and conditions of this Line of Credit Note (“Note”) and the Letter Agreement (as defined herein) (“Line of Credit”). The “Maturity Date” shall have the meaning given to such term in the Letter Agreement. Each Borrower acknowledges and agrees that in no event will Bank be under any obligation to extend or renew the Line of Credit or this Note beyond the Maturity Date. The “Maximum Line of Credit Amount” shall mean $20,000,000. In no event shall the aggregate unpaid principal amount of advances under this Note (together with any other credit accommodations under the Line of Credit) exceed, as of any date of determination, the Maximum Line of Credit Amount. In the event of any such occurrence, the amount of such excess shall be immediately due and payable without necessity of demand, and whether or not any Event of Default shall have occurred hereunder.

Article II. Advance Procedures. Borrowers shall request advances under this Note by providing written notice to Bank (i) for SOFR Advances (defined below), prior to 11:00 a.m. (New York time) three (3) Business Days prior to the date of the proposed borrowing which shall be a Business Day, and (ii) for advances bearing interest at the Prime Rate Option (defined below), prior to 1:00 p.m. (New York time) on the Business Day of the proposed borrowing. If permitted by Bank, a request for advance may be made by electronic mail, with such confirmation or verification (if any) in writing or otherwise as Bank may require in its reasonable discretion from time to time. Further, each Borrower hereby agrees to indemnify and hold Bank harmless from and against any and all damages, losses, liabilities, costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) which may arise or be created by the acceptance of such electronic requests or by the making of such advances. Bank shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrowers to do so. Bank will enter on its books and records, which entry when made will be presumed correct absent manifest error, the date and amount of each advance, as well as the date and amount of each payment made by any Borrower.

Article III. Interest Rate.

Section 3.1 Interest Rate - Definitions. For purposes hereof, the following terms shall have the following meanings:

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banks in New York City are required or permitted to close; provided, when used in connection with determining Term SOFR, the term “Business Day” shall also exclude any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Interest Period” shall mean, with respect to any Term SOFR advance hereunder, the period of one (1), three (3) or six (6) months (in each case, subject to availability thereof) as specified in the applicable advance request, with the initial Interest Period commencing on the date of the first disbursement of an advance hereunder, and each subsequent Interest Period commencing on the last day of the immediately preceding Interest Period; provided that (i) if an Interest Period would end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day, (ii) the final Interest Period shall commence on the last day of the immediately preceding Interest Period, and end on the Maturity Date, and (iii) any Interest Period that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“SOFR” shall mean a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“SOFR Advance” shall mean an advance that bears interest at a rate based on Term SOFR.

“Term SOFR” shall mean, for any calculation with respect to a SOFR Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date (defined below) with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Bank in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Wall Street Journal Prime Rate” or “Prime Rate” shall mean the rate of interest designated as the “Prime Rate” which appears in each publication of The Wall Street Journal under the designation entitled “Money Rates.” This rate of interest fluctuates and is subject to change without prior notice. If the Wall Street Journal Prime Rate changes, the rate of interest on this Note will automatically change effective on the date of any such change, without notice to Borrowers. In the event that the Wall Street Journal Prime Rate cannot be ascertained from publication of The Wall Street Journal, the rate of interest which shall be used in substitution thereof and until such time as the Wall Street Journal Prime Rate can be ascertained by reference to The Wall Street Journal shall be a rate equal to the average of the prime rate of interest announced from time to time by three (3) New York banks selected by Bank in its sole and absolute discretion.

Section 3.2 Rate of Interest. Amounts outstanding under this Note shall bear interest at the following rate or rates per annum as may be selected by Borrowers from time to time in accordance herewith (each, an “Option”):

(a) “Prime Rate Option” shall mean, with respect to any applicable advances, a fluctuating rate of interest per annum which shall be equal to 1.25% above the Wall Street Journal Prime Rate in effect from time to time (with a Wall Street Journal Prime Rate floor of 3.00%).

(b) “Term SOFR Option” shall mean, with respect to any applicable advances, a fluctuating rate per annum equal to 4.00% above the Term SOFR in effect on the first day of the applicable Interest Period (with a Term SOFR floor of 1.00%).

Upon Borrowers’ request, Bank shall give notice to Borrowers of the Term SOFR as determined or adjusted for each Interest Period in accordance herewith, which determination or adjustment shall be conclusive absent manifest error. All interest hereunder on any advance shall be computed on a daily basis based upon the outstanding principal amount of such advance as of the applicable date of determination.

If Bank determines in good faith and in its reasonable discretion that by reason of circumstances affecting the Term SOFR adequate and reasonable means do not exist for ascertaining the Term SOFR for any Interest Period with respect to any advance hereunder, then Bank shall give written notice thereof to the Borrowers as promptly as practicable thereafter and, until Bank notifies the Borrowers that the circumstances giving rise to such notice no longer exist (which such notice shall be delivered by Bank promptly after such situation ceases to exist), (i) any obligation of Bank contained herein or in any agreement of Bank to make available SOFR Advances with such Interest Period shall immediately be suspended, (ii) the outstanding SOFR Advances with such Interest Period shall be deemed to accrue interest as the Prime Rate until Bank revokes such notice and (iii) if any advance request requests a SOFR Advance for such Interest Period, such advance shall instead be made at the Prime Rate Option; provided that the Borrowers may revoke any such advance request (without penalty) prior such advance date upon written notice to Bank.

If, after the date of this Note, Bank shall determine (which determination shall be final and conclusive) that any Change in Law (defined below) shall make it impossible or unlawful for Bank to make, fund or maintain SOFR Advances, then Bank shall give written notice thereof to the Borrowers as promptly as practicable thereafter. From the date of such notice until Bank notifies Borrowers that the circumstances giving rise to such determination no longer apply, then (i) any obligation of Bank contained herein or in any agreement of Bank to make available SOFR Advances shall immediately be suspended, and (ii) any such SOFR Advances then outstanding shall instead bear interest, at Bank’s option, at the Alternative Rate (as defined below), such change taking effect either (x) on the last day of the then current Interest Period if Bank may lawfully continue to maintain SOFR Advances to such day, or (y) immediately if Bank may not lawfully continue to maintain SOFR Advances. Upon receipt of any such notice, if any advance request requests a SOFR Advance, such advance shall be made at the Alternative Rate; provided that the Borrowers may revoke any such advance request (without penalty) prior to such advance date upon written notice to Bank.

Interest hereunder will be calculated based on the actual number of days that principal is outstanding on the basis of a year of 360 days. In no event will the rate of interest hereunder exceed the maximum rate allowed by applicable law.

Section 3.3 Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Bank shall have the right, in consultation with the Borrowers, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document (as defined in the Letter Agreement), any amendments implementing such Conforming Changes will become effective without any further action or consent of Borrowers or any other party to any other Loan Document. Bank shall promptly notify Borrowers of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 3.4 Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document:

(a) Replacing Benchmarks. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Note or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrowers without any amendment to, or further action or consent of any other party to, this Note or any other Loan Document. At any time after the occurrence of a Benchmark Transition Event, Borrowers may revoke any request for a borrowing of, or continuation of advances to be made or continued, in each case without penalty, that would bear interest by reference to such Benchmark until Borrowers’ receipt of notice from Bank that a Benchmark Replacement has replaced such Benchmark, and, failing that, Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to advances bearing interest at the Prime Rate.

(b) [Reserved.]

(c) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Note or such other Loan Document.

(d) Notices; Standards for Decisions and Determinations. Bank will promptly notify the Borrowers of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Bank will notify the Borrowers of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Bank pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Note or any other Loan Document, except, in each case, as expressly required pursuant to this Section.

(e) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Bank in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Bank may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Bank may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Disclaimer. Bank does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the administration, submission, calculation of or any other matter related to the rates in the definition of “Term SOFR” or with respect to any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate thereto (including any Benchmark or any Benchmark Replacement or the effect, implementation or composition of any Conforming Changes (defined above)) and including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant hereto, will be similar to, or produce the same value or economic equivalence of, such Benchmark or any other Benchmark or have the same volume or liquidity as did such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the impact or effect of such alternative, successor or replacement reference rate or Conforming Changes on any other financial products or agreements in effect or offered to any obligor or any of their respective affiliates, including, without limitation, any swap obligation or hedging agreement.

(g) Definitions.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Note or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Note, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) above.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark

Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, the “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that is applicable (based on the applicability restrictions below) and can be determined by Bank for the applicable Benchmark Replacement Date (each, an “Alternative Rate”):

(a) the sum of: (i) Daily Simple SOFR and (ii) 0.10%; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by Bank and the Borrowers giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated bilateral credit facilities and (ii) the related Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Bank and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated bilateral credit facilities at such time.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide all Available Tenors of such Benchmark; or (b) in the case of clause (b) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark has been determined and announced by or on behalf of the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark to be non-representative; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (b) and even if any Available Tenor of such Benchmark continues to be provided on such date. For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR, or with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including without limitation changes to the definition of “Prime Rate”, the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Bank decides in its reasonable discretion may be necessary or appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Bank in a manner substantially consistent with market practice (or, if Bank decides that adoption of any portion of such market practice is not administratively feasible or if Bank reasonably determines that no market practice for the administration of any such rate exists, in such other manner of administration as Bank reasonably decides is necessary in connection with the administration of this Note and the other Loan Documents).

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Bank in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for bilateral business loans; provided, that if Bank decides that any such convention is not administratively feasible for Bank, then Bank may establish another convention in its reasonable discretion.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Section 3.5 Interest Rate Elections. Subject to the terms and conditions of this Note, including limitations with respect to Interest Periods and notice requirements: (i) at the end of any Interest Period applicable to any advance under the Term SOFR Option, Borrowers may renew the Term SOFR Option applicable to such advance or convert such advance to the Prime Rate Option; (ii) at any time any of the advances under this Note bear interest under the Prime Rate Option, Borrowers may convert all or a portion of such advances become SOFR Advances; and (iii) at the time any advance is made hereunder, Borrowers may choose to have all thereof bear interest under the Prime Rate Option or the Term SOFR Option; provided that, during any period in which any Event of Default (as hereinafter defined) has occurred and is continuing, any SOFR Advances shall, at Bank’s sole discretion, be converted at the end of the applicable Interest Period to the Prime Rate Option and the Term SOFR Option will not be available to Borrowers with respect to any new advances (or with respect to the conversion or renewal of any existing advances) until such Event of Default has been cured by Borrowers or waived by Bank. Borrowers shall notify Bank of each election of an Option, each conversion from one Option to another, the amount of the advances then outstanding to be allocated to each Option and where relevant the Interest Periods therefor. In the case of electing or converting to the Term SOFR Option, such notice shall be given prior to 11:00 a.m. New York time on a Business Day at least three (3) Business Days prior to the commencement of the applicable Interest Period, or at a later time if Bank, in its sole discretion, accepts Borrowers’ notice and quotes a rate for such requested advance (or conversion) under the Term SOFR Option. Each such notice shall specify: (a) the Option selected by Borrowers, (b) the principal amount subject thereto, (c) the date of the requested advance (or conversion) and (d) if applicable, the Interest Period with respect to such request. If no notice of election, conversion or renewal is timely received by Bank with respect to any advance (or expiring Interest Period), Borrowers shall be deemed to have elected the Prime Rate Option. Any such election shall be promptly confirmed in writing by such method as Bank may require. Borrowers may select different Options to apply simultaneously to different portions of the advances and may select up to five (5) different Interest Periods to apply simultaneously to different portions of the advances bearing interest under Term SOFR Option.

Article IV. Payments.

Section 4.1 Interest and Principal Payments. Borrowers shall pay accrued interest in arrears on the unpaid principal balance of this Note: (a) for the portion of advances bearing interest based on the Prime Rate, on the first (1st) day of each month during the term hereof, (b) for SOFR Advances, on the last day of the respective Interest Period for such advance, and if any Interest Period is longer than three (3) months, then also on the three (3) month anniversary of such Interest Period and every three (3) months thereafter, and (c) for all advances, at maturity, whether by acceleration of this Note or otherwise, and after maturity, on demand until paid in full. Notwithstanding anything herein to the contrary, the outstanding principal balance of advances under the Line of Credit and any accrued but unpaid interest thereon shall be due and payable on the Maturity Date.

Section 4.2 Manner of Payment. All payments by Borrowers on account of principal, interest or fees hereunder shall be made in lawful money of the United States of America, in immediately available funds. If any payment under this Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with such payment. Each Borrower authorizes (but shall not require) Bank to debit any account maintained by a Borrower with Bank, at any date on which a payment is due under this Note, in an amount equal to any unpaid portion of such payment. If any payment of principal or interest or other Obligation becomes due on a day on which Bank is closed (as required or permitted by law or otherwise), such payment shall be made not later than the next succeeding Business Day except as may be otherwise provided herein, and such extension shall be included in computing interest in connection with such payment. Each payment made on this Note (or received by Bank with respect to any other indebtedness owed by any Borrower to Bank, or any affiliate thereof), shall be applied by Bank to amounts due under this Note (or with respect to any such other indebtedness) in such order or manner as Bank, in its discretion, elects, regardless of any instructions from a Borrower to the contrary. Bank or any holder may accept late payments, or partial payments, even though marked “payment in full” or containing words of similar import or other conditions, without waiving any of its rights.

Section 4.3 Default Rate. After the Maturity Date, whether by acceleration, demand or otherwise and, at Bank’s option, upon the occurrence of any Event of Default (as defined herein) and during the continuance thereof, amounts outstanding under this Note shall bear interest at a rate per annum (based on the actual number of days that principal is outstanding over a year of 360 days) which shall be three percent (3.00%) in excess of the interest rate otherwise in effect from time to time under this Note but not more than the maximum rate allowed by law (the “Default Rate”). The Default Rate shall continue to apply whether or not judgment shall be entered on this Note. The Default Rate is in addition to, and not in lieu of, Bank’s exercise of any rights and remedies hereunder, under the other Loan Documents or under applicable law. In addition, the Default Rate reflects the increased credit risk to Bank of carrying a loan that is in default. Each Borrower agrees that the Default Rate is a reasonable forecast of just compensation for anticipated and actual harm incurred by Bank, and that the actual harm incurred by Bank cannot be estimated with certainty and without difficulty.

Section 4.4 Prepayments. The indebtedness evidenced by this Note may be prepaid in whole or in part at any time and from time to time without penalty or premium, subject, however to payment of any break funding indemnification amounts owing pursuant to Section 4.6 hereof.

Section 4.5 Increased Costs; Yield Protection. Within 15 days of written request, together with written evidence of the justification therefor, each Borrower agrees to pay Bank all direct costs incurred, any losses suffered or payments made by Bank as a result of any Change in Law (as defined herein), imposing any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), deposit, allocation of capital or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on Bank, its holding company or any of their respective assets relative to the Line of Credit. “Change in Law” shall mean the occurrence, after the date of this Note, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

Section 4.6 Break Funding Indemnification. Each Borrower agrees to indemnify Bank against any liabilities, losses or expenses, including, without limitation, loss of margin, any loss or expense sustained or incurred in liquidating or employing deposits from third parties, and any loss or expense incurred in connection with funds acquired to effect, fund or maintain any SOFR Advance (or any part thereof) which Bank sustains or incurs as a consequence of any Borrower’s (i) failure to make a payment on the due date thereof, (ii) revocation (expressly, by later inconsistent notices or otherwise) in whole or in part of any notice given to Bank to request, convert, renew or prepay any SOFR Advance, or (iii) payment or prepayment (whether voluntary, after acceleration of the maturity of this Note or otherwise) or conversion of any SOFR Advance on a day other than the last day of the applicable Interest Period or the Maturity Date. A notice as to any amounts payable pursuant to this paragraph given to Borrower by Bank, in the absence of manifest error, shall be conclusive. Borrower’s obligations in this Section 4.6 shall survive the payment in full of the advances and all other amounts payable hereunder.

Article V. Security; Right of Setoff. This Note is secured by the Collateral pursuant to Security Agreements, Pledge Agreements (each as defined in the Letter Agreement), intellectual property security agreement and certain other security instruments. If an Event of Default shall have occurred and be continuing, Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits at any time held or other indebtedness at any time owing by Bank to or for the credit or account of any Borrower against any of and all of the Obligations (as defined in the Letter Agreement) now or hereafter existing under the Loan Documents, irrespective of whether or not Bank shall have made any demand under this Section are in addition to other rights and remedies which Bank may have. Bank agrees to notify the Borrowers promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Article VI. Other Loan Documents. This Note is issued in connection with that certain Letter Agreement, dated on or before the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Letter Agreement”), among Borrowers and Bank, and certain other agreements and documents evidencing, governing, guarantying or securing this Note (or any guaranty) and executed and/or delivered in connection with the Loan Documents and is secured by the Collateral. The holder of this Note is entitled to the benefits of the Loan Documents and may enforce the agreements of Borrowers contained in the Loan Documents and exercise the remedies provided for by, or otherwise available in respect of, the Loan Documents, all in accordance with, and subject to the restrictions contained in, the terms of the Loan Documents.

Article VII. Default; Remedies.

Section 7.1 Events of Default. So long as any Obligations remain outstanding, the occurrence of any of the following, with respect to Borrowers, shall constitute an “Event of Default” under this Note:

(a) the failure to pay (whether at the stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise) (i) any principal when due or (ii) interest, fee, charge, indemnity or other indebtedness owing hereunder or under any other Loan Document within 3 Business Days following the date when due;

(b) If Borrowers fail to perform any obligation under Sections A.6.1(a) through (h), A.6.2 or A.6.3(a), (d), (g), (h), (i), (j), or (k) of the Letter Agreement;

(c) If Borrowers fail or neglect to perform or observe any other material term, provision, condition, covenant contained in this Note, in any of the other Loan Documents and as to any default under such other term, provision, condition, or covenant that can be cured, has failed to cure such default within 10 days after Borrowers receive written notice thereof or any senior officer of a Borrower becomes aware thereof; provided, however, that, if the default cannot by its nature be cured within the 10-day period or cannot after diligent attempts by Borrowers be cured within such 10-day period, and such default is likely to be cured within a reasonable time, Borrowers shall have an additional reasonable period (which shall not in any case exceed an additional 10 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no advances will be made;

(d) any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by any Borrower to Bank in any Loan Document or any other documents now or in the future evidencing or securing the Obligations, proves to be incorrect, false, erroneous or misleading in any material respect when furnished or when made or deemed to have been made;

(e) except as permitted by the Loan Documents, any Borrower dissolves, liquidates or otherwise ceases doing business as a going concern;

(f) the commencement of a foreclosure proceeding against any Borrower;

(g) any default with respect to any other indebtedness if the effect of such default is to cause or permit any holder of any such indebtedness (or a trustee on behalf of such holder) to cause the same to become due prior to its stated maturity (and whether or not such default is waived by the holder thereof);

(h) there exists or occurs any event or condition with respect to, or any change in the financial condition or affairs of, any Borrower which in the opinion of Bank (or any subsequent holder hereof), in its reasonable discretion, could be expected to result in a Material Adverse Change (as defined in the Letter Agreement);

(i) the making of an assignment for the benefit of creditors, or the appointment of a trustee, receiver or liquidator for any Borrower or for any of his, its or their property, or the commencement of any proceedings by any Borrower under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt, receivership, liquidation or dissolution law or statute (including, if such Borrower is a partnership, its dissolution pursuant to any agreement or statute), or the commencement of any such proceedings without the consent of such Borrower and such proceedings shall continue for a period of sixty (60) days;

(j) the entry of any money judgment or any attachment, levy or execution with a value in excess of $1,000,000 against any Borrower’s properties which shall not be released, discharged, dismissed, stayed or fully bonded for a period of sixty (60) days or more after its entry;

(k) any order, judgment or decree shall be entered against any Borrower decreeing the dissolution or split up of such Borrower and such order shall remain undischarged or unstayed for a period of sixty (60) days or more;

(l) at any time after the execution and delivery thereof, this Note, any guaranty or security agreement related hereto or any other Loan Document for any reason, other than the satisfaction in full of all Obligations, ceases to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void;

(m) Bank shall not have or shall cease to have a valid and perfected lien in any Collateral with the priority required by the relevant Loan Document, in each case for any reason other than the failure of Bank to take any action within its control;

(n) any Borrower shall contest the validity or enforceability of any Loan Document or deny that it has any further liability under any Loan Document to which it is a party or shall contest the validity or perfection of any lien in any Collateral;

(o) the issuance of a warrant of distraint or assertion of a Lien for unpaid taxes against any Borrower in an amount in which Bank (in its reasonable discretion) deems material; or

(p) any sale, transfer or other disposition, except in the ordinary course of business, of all or substantially all of the assets of any Borrower, without Bank’s prior written consent.

Section 7.2 Remedies. Upon the occurrence of and during the continuance of an Event of Default: (a) Bank shall be under no further obligation to make advances hereunder or under any other Loan Document; (b) if an Event of Default specified in clause (i) of the definition of “Event of Default” above shall occur, this Note and all outstanding principal and accrued interest hereunder together with any additional amounts payable hereunder or under any other Loan Documents, if not then due or payable on demand, shall be immediately due and payable without demand or notice of any kind; (c) if any other Event of Default shall occur, this Note and all outstanding principal and accrued interest hereunder together with any additional amounts payable hereunder or under any other Loan Documents, if not then due or payable on demand, at Bank’s option without demand or notice of any kind, may be accelerated and become immediately due and payable; (d) this Note will bear interest at the Default Rate; and (e) Bank may exercise from time to time any of the rights and remedies available under the Loan Documents or under applicable law, including all rights and remedies of a secured creditor under the Uniform Commercial Code as adopted and enacted and in effect from time to time in the applicable jurisdiction and all other applicable law; provided that if no Obligations remain outstanding and an event or circumstance has occurred and is continuing which would otherwise constitute an Event of Default if Obligations were outstanding, the Bank shall be (i) under no further obligation to make advances hereunder or under any other Loan Document and (ii) entitled to terminate the Line of Credit. Notwithstanding anything to the contrary in this Section 7.2, if more than three (3) Events of Default occur in any rolling twelve (12) month period, Bank may exercise any of the rights and remedies available under the Loan Documents or under applicable law immediately upon the occurrence of such additional Event of Default.

Article VIII. Miscellaneous.

Section 8.1 Joint and Several Liability; Multiple Borrowers. As used herein, “Borrower” shall mean “all of the Borrowers, or each or any of them.” The undersigned, if more than one, shall be jointly, severally and primarily liable hereunder. Bank may deal with any Borrower as if it were the sole obligor hereunder, without impairing in any way the liability of any other obligor, and without the consent of the other undersigned obligors. Bank may bring a separate action or actions under this Note against each or any of the Borrowers, whether such action is brought against or joined in by any other Borrower, and any release, discharge or compromise which may be given to any Borrower (in bankruptcy or otherwise) shall not release any other Borrower from its obligations hereunder. Any and all present and future debt or other obligation of any Borrower to another Borrower is hereby subordinated to the full payment and performance of all amounts due to Bank, howsoever evidenced. Each Borrower hereby waives all defenses of a maker of a note or guarantor or surety that may be available to it with respect to its obligations or the obligations of any other Borrower hereunder, other than indefeasible payment in full.

Section 8.2 GOVERNING LAW. THIS NOTE WAS NEGOTIATED IN THE STATE OF NEW YORK AND MADE BY BORROWERS AND ACCEPTED BY BANK IN THE STATE OF NEW YORK, AND THE PROCEEDS OF ANY CREDIT ACCOMMODATION HEREUNDER WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. IN ALL RESPECTS, INCLUDING, WITHOUT LIMITATION, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS NOTE AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICT OF LAWS WHICH WOULD OR MIGHT MAKE THE LAWS OF ANY OTHER JURISDICTION APPLICABLE) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWERS AND BANK HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS NOTE.

Section 8.3 Venue; Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST BANK OR BORROWERS ARISING OUT OF OR RELATING TO THIS NOTE SHALL BE INSTITUTED IN COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF WHICH SHALL HAVE EXCLUSIVE JURISDICTION IN ANY SUIT, ACTION OR PROCEEDING BETWEEN BORROWERS AND BANK, BORROWERS AND BANK WAIVE ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING BETWEEN SUCH BORROWER AND BANK, AND HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT. BORROWERS AND BANK DO HEREBY AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY AT ITS NOTICE ADDRESS AS SET FORTH IN SECTION D.1 OF THE LETTER AGREEMENT BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH SUIT, ACTION OR PROCEEDING AT THE TIME RECEIVED OR REFUSED BY SUCH PARTY AND SHALL CONSTITUTE “PERSONAL DELIVERY” THEREOF AS DEFINED IN SECTION 308(1) OF NEW YORK’S CIVIL PRACTICE LAW AND RULES (OR ANY AMENDMENT THERETO). NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY BORROWER IN ANY OTHER JURISDICTIONS.

Section 8.4 WAIVER OF JURY TRIAL. EACH PARTY HERETO (a) KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES EACH RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO, AND IN, ANY ACTION OR OTHER LEGAL PROCEEDING OF ANY NATURE, RELATING TO (i) THIS NOTE, ANY CREDIT ACCOMMODATION PROVIDED WITH RESPECT HERETO, OR ANY OTHER LOAN DOCUMENT, (ii) ANY TRANSACTION CONTEMPLATED IN ANY SUCH LOAN DOCUMENTS OR (iii) ANY NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS NOTE, ANY OF THE OBLIGATIONS EVIDENCED HEREBY, ANY COLLATERAL THEREFOR, OR ANY OTHER LOAN DOCUMENT AND (b) CERTIFIES THAT (i) NEITHER THE OTHER PARTY, ANY AFFILIATE THEREOF BANK NOR ANY REPRESENTATIVE THEREOF OR ANY SUCH AFFILIATE HAS REPRESENTED TO SUCH PARTY THAT THE OTHER PARTY OR ANY SUCH AFFILIATE WILL NOT SEEK TO ENFORCE THE WAIVER MADE BY SUCH PARTY IN THIS PARAGRAPH, AND (ii) HE, SHE,

OR IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS NOTE AS NECESSARY AND APPROPRIATE BY INDEPENDENT LEGAL COUNSEL.

Section 8.5 Incorporation by Reference. Sections 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 14, 17, 18 and 19 of Part D (Miscellaneous) of the Letter Agreement pertaining to, inter alia, notices, costs and expenses, entire agreement, severability, limitation of liability, amendments, modifications, etc., no waiver and remedies, successor and assigns and assignments, counterparts and electronic transmission, Patriot Act, certain taxes, no third-party reliance, no fiduciary duty, etc., indemnity, further assurances and correction of defects, interpretation, and confidentiality are incorporated herein by reference, mutatis mutandis, with references therein to the Letter Agreement being deemed references to this Note.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURES FOLLOW]

Each Borrower acknowledges that it has read and understood all the provisions of this Note, including the waiver of jury trial and has been advised by counsel as necessary or appropriate.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

LENDBUZZ, INC.
LENDBUZZ FUNDING LLC

By:
Name:
Title:

EXHIBIT B

COMPLIANCE CERTIFICATE

Dated as of [     ]

BANK HAPOALIM B.M.

1120 Avenue of the Americas

New York, New York 10036

Attention: Gal Defes, Senior Vice President

Re: Lendbuzz, Inc. and Lendbuzz Funding LLC. (collectively, the “Borrowers”)

This Compliance Certificate (this “Certificate”) is delivered pursuant to that certain Letter Agreement, dated March 28, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Letter Agreement”; capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Letter Agreement), by and between Bank Hapoalim B.M. (the “Bank”) and Borrowers.

The undersigned officer of Borrowers hereby certifies, on behalf of Borrowers and not in an individual capacity, that:

1. I am the duly elected, qualified and acting [Chief Financial Officer] of Borrowers, and that, as such, I am familiar with the facts certified herein.

2. I am a duly authorized and appointed authorized signatory of Borrowers, authorized to execute and deliver this Certificate on behalf of Borrowers.

3. Attached to this Certificate as Exhibit A are the financial statements required to be delivered pursuant to Section A.6.1[(a)-(b)]/[(c)-(d)]1 and such financial statements are correct and complete and fairly present, in all material respects, in accordance with GAAP the financial position and the results of operations of Borrowers and their respective subsidiaries as of the dates of and for the periods covered by such financial statements [(subject to normal year-end adjustments and the absence of required footnote disclosures)].2

4. Attached hereto as Exhibit B are true and accurate computations demonstrating compliance with Section A.6.2 of the Letter Agreement as of the end of the most recent fiscal period covered by the attached financial statements.

5. No Event of Default has occurred and is continuing.3

[1]	Note to preparer: refer to (a)-(b) for annual financials and (c)-(d) for quarterly financials.
[2]	Note to preparer: include bracketed language only for quarterly or semi-annual financials, delete if not applicable as well as all footnotes to this form.
[3]	Note to Preparer: if an Event of Default exists, describes the nature thereof and the corrective measures proposed by Borrower with respect thereto.

6. The representations and warranties of the Borrowers and related parties contained in the Loan Documents are true and correct in all material respect (and true and correct in all respects, in the case of any representations and warranties qualified by materiality) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

7. Borrowers understand that the extension of credit to Borrowers and other agreements of the Bank under the Loan Documents are made in reliance upon the information contained herein.

IN WITNESS WHEREOF, the undersigned has executed this instrument in his/her official capacity as described below, and not individually, as of the date first above written.

LENDBUZZ, INC.
LENDBUZZ FUNDING LLC

By:
Name:
Title:

Certain information has been excluded from this agreement (indicated by “[***]”) because Lendbuzz Inc. has determined such information (i) is not material and (ii) is of the type that the registrant treats as private or confidential.

Exhibit A to Compliance Certificate

Financial Statements

[See attached.]

Certain information has been excluded from this agreement (indicated by “[***]”) because Lendbuzz Inc. has determined such information (i) is not material and (ii) is of the type that the registrant treats as private or confidential.

Exhibit B to Compliance Certificate4

1.	Fill-in quarterly: As of MM/YYYY,

(i)	the sum of Borrowers’ net income, plus interest expense, plus income tax, plus depreciation and amortization, plus/minus non-recurring income and/or expense is $

(ii)

the sum of Borrowers’ principal and interest payments on indebtedness (including capitalized lease obligations) that were paid or otherwise due during the applicable measurement period (as adjusted for prepayments), plus tax expense, plus dividends and distributions, plus capital expenditures not funded with borrowed money is $  .

Therefore, Fixed Charge Coverage Ratio is

As such, Borrowers are (select one) in compliance breach with this covenant.

2.	Fill-in quarterly: As of MM/YYYY,

Borrowers maintain cash balances at depository accounts with Bank in an amount of $

As such, Borrowers are (select one) in compliance ☐ breach ☐ with this covenant.

For the avoidance of doubt, Borrowers shall maintain cash balances at depository accounts with Bank in an amount not to be less than, in the aggregate, $5,000,000 at all times.

The undersigned further certifies and warrants that there has been no Material Adverse Change in the financial condition of the Borrower from that shown by the financial statements most recently furnished to the Bank and that, to the knowledge of the undersigned, no default or Event of Default under the Loan Documents is existing on the date of this certification.

Capitalized terms used but not defined herein have the meanings set forth in the letter agreement between Borrowers and Bank dated March 28, 2023 (as amended from time to time).

The undersigned acknowledges and agrees that the Bank’s continued extension of credit to the Borrower is made in reliance upon the information contained herein.

[4]	NTD: To be conformed once formulations are agreed in Letter Agreement.

EXHIBIT C

BORROWING NOTICE

Date:

From:

Lendbuzz, Inc.

Lendbuzz Funding LLC

100 Summer Street, Suite 3150

Boston, MA 02110

To: Bank Hapoalim, B.M. New York Branch

1120 Avenue of the Americas

New York, NY 10036

Attention: Idan Schaul ([***]) / Tal Hofman ([***])

Re: Request for a drawdown / repayment (choose option) under the $20,000,000 Committed Line of Credit

Per the terms in the Letter Agreement and Line of Credit Note dated 3/31/2023, please advance a loan under our line of credit in the amount of $   effective       (insert date). Please credit the proceeds of the loan to our checking account ending in 5201.

Or (choose option):

Per the terms in the Letter Agreement and Line of Credit Note dated 3/31/2023, please pay off $   effective       (insert date) by debiting our checking account ending in 5201.

LENDBUZZ, INC.
LENDBUZZ FUNDING LLC

By:
Name:
Title:

2